Exhibit 99.1
For Immediate Release

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT ANNOUNCES HEDGE AGREEMENTS

INTEREST RATE CAPS LIMIT IMPACT OF INCREASES IN SHORT-TERM INTEREST RATES

NEW YORK, September 6, 2006 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced that it has entered into interest rate cap agreements that will hedge a portion of its interest-rate-sensitive term debt against future increases in short-term interest rates.

Effective August 29, 2006, the Company purchased a $300 million (notional amount) one-month LIBOR cap with a strike price of 5.75%, and effective August 30, 2006 a $500 million (notional amount) one-month LIBOR cap with a strike price of 6.0%. Both cap agreements are non-amortizing and will be in effect for one year, and the cap resets match the interest rate resets on the Company’s term debt. These caps will limit the Company’s exposure to increased borrowing costs on $300 million of term debt should the 30-day LIBOR rate exceed 5.75%, and on a total of $800 million of term debt should such rate exceed 6.0%.

“We were able to take advantage of very favorable cap pricing in the capital markets to partially limit our exposure to further increases in short-term interest rates should the 30-day LIBOR rate rise above certain levels,” noted Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation. “This marks the first time Franklin Credit has utilized the capital markets to hedge a portion of its interest rate risk.”

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend additional credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.